Exhibit 16.1

Baker Tilly Virchow Krause, LLP
2500 Dallas Parkway, Ste 300
Plano, TX 75093
United States of America

T: +1 (972) 748 0300
July 17, 2020
bakertilly.com

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Rave Restaurant Group, Inc.

Ladies and Gentlemen:

Our auditor / client relationship with Rave Restaurant Group, Inc. (the “Company”) has been terminated by the Company effective July 14, 2020. We have read Item 4.01 of the Company’s Form 8-K dated July 17, 2020 and have the following comments:

-	We agree with the statements made in the first and second paragraphs of Item 4.01

-	We cannot comment on the statements made in the third paragraph of Item 4.01

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K dated July 17, 2020.

Sincerely,

/s/ Baker Tilly Virchow Krause, LLP

Baker Tilly Virchow Krause, LLP
Plano, Texas

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